Exhibit 99.1

BOE Financial Services of Virginia, Inc. Increases Dividend Payout Frequency and

Declares Initial Quarterly Basis Dividend on Common Stock

Tappahannock, VA, March 1, 2007, BOE Financial Services of Virginia, Inc. (NASDAQ SmallCap Market: BSXT), announced today that at its February 22, 2007 meeting the Board of Directors declared a first quarter dividend of $0.19 per share. The dividend will be paid on March 30, 2007 to shareholders of record March 15, 2007.

This represents the first time the Corporation has paid a first quarter dividend and is a change in policy by the Board of Directors semiannual to quarterly dividend payments to more accurately match the timing of dividend payments made by other publicly traded stocks on NASDAQ. In 2006 the total dividend of $0.77 per share represented an increase of 5.5% over 2005 dividends of $0.73 per share.

Bank of Essex and BOE Financial Services of Virginia, Inc. President and CEO George M. Longest, Jr. noted “The change in dividend payment timing from a semi-annual to a quarterly basis provides our shareholders with their dividends sooner and more often. It also allows the Corporation to manage cash flow more evenly by paying smaller amounts over four periods rather than larger amounts over two periods.”

BOE Financial Services of Virginia, Inc. is the parent company of Bank of Essex, a $281.5 million community bank with its headquarters and two offices in Tappahannock, Virginia and additional offices in King William, Hanover and Henrico counties.

Investor contact: Bruce E. Thomas, Senior Vice President/Chief Financial Officer, at 804-443-4343 or bthomas@bankofessex.com.